Exhibit 4.22

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

- and –

KOREAN BOLEO CORPORATION, S.A. de C.V.

as Lender

______________________________________________________________________________

CREDIT AGREEMENT

(BAJA FUNDING LOAN)

______________________________________________________________________________

______________________________________________________________________________

Dated for reference May 30, 2008

THIS AGREEMENT is dated for reference May 30, 2008.

BETWEEN:

MINERA y METALURGICA del BOLEO, S.A. de C.V.

as Borrower

OF THE FIRST PART

AND:

KOREAN BOLEO CORPORATION, S.A. de C.V.

as Lender

OF THE SECOND PART

WHEREAS the Lender has agreed to make certain Advances to the Borrower by way of shareholder loans;

AND WHEREAS the parties have agreed to set forth in this agreement the terms and conditions upon which such Advances will be made;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Defined Terms.  As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

(1)

"Advance" means an advance of monies made by the Lender under the Credit Facility.

(2)

"Available Funds" has the meaning the meaning set forth in section 2.1(3).

(3)

"Baja Mining" means Baja Mining Corp., a corporation existing under the laws of British Columbia.

(4)

"Bankruptcy Event" means:

(a)

the Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)

the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities);

(c)

a moratorium is declared in respect of any indebtedness of the Borrower; or

(d)

any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, insolvency, relief, composition of it or its indebtedness, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower and, in the case of any proceedings instituted against it (but not instituted by it), the proceedings remain undismissed or unstayed for a period of thirty (30) days;

(ii)

a composition, stay of proceedings, compromise, assignment or arrangement with any creditor (or class of creditors) of the Borrower;

(iii)

the appointment of a trustee in bankruptcy, monitor, liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower; or

(iv)

enforcement of any lien, mortgage, charge or other encumbrance over any assets of the Borrower;

or any analogous procedure or step is taken in any jurisdiction

(5)

"Boleo Project" has the meaning set forth in the Shareholders’ Agreement.

(6)

"Business Day" has the meaning set forth in the Shareholders’ Agreement.

(7)

"Consortium Sub-Debt" has the meaning set forth in the Share Purchase Agreement.

(8)

"Credit Facility" means the demand credit facility in the amount of US $50 million to be provided by the Lender to the Borrower as contemplated hereby.

(9)

"Final Economic Completion Date" has the meaning set forth in the Project Debt Agreement.

(10)

"Governmental Approval" means any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the person referred to in the context in which the term is used or binding on or affecting the property of such person, in each case whether or not having the force of law.

(11)

"Governmental Authority" means the government of Canada, Mexico, the United Kingdom, the Republic of Korea, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(12)

"Interest Period" means, for each Advance, each successive six month period from the date of the Advance.

(13)

"Obligations" means, at any time in respect of the Credit Facility, the amount equal to the sum of the following at such time:

(a)

the principal outstanding under the Credit Facility; and

(b)

all accrued and unpaid interest, expenses, costs and other amounts payable by the Borrower to the Lender pursuant to the provisions of this agreement.

(14)

"Other Shareholder Loan" means any loan facility (other than the Credit Facility) made available to the Borrower by any shareholder.

(15)

"person" means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(16)

"Project Debt Agreement" means the credit agreement to be entered into in implementation of the Project Debt Financing.

(17)

"Project Debt Financing" has the meaning set forth in the Shareholders’ Agreement.

(18)

"Repayment Date" means two years after payment in full of all amounts outstanding under the Project Debt Financing and the termination of all commitments of the lenders under the Project Debt Agreement.

(19)

"Shareholders’ Agreement" means the shareholders’ agreement between Baja Mining, Invebaja S.A. de C.V., the Borrower, Korea Resources Corporation, LS-Nikko Copper Inc., Hyundai Hysco Co., Ltd., Iljin Copper Foil Co., Ltd. and the Lender dated May 30, 2008.

(20)

"Share Purchase Agreement" means the share purchase agreement between Baja Mining, Invebaja S.A. de C.V. and Korea Resources Corporation dated April 17, 2008.

(21)

"this agreement", "herein", "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this agreement as supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "Article", "section", "paragraph" and "schedule" followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

(22)

"US Dollars", "United States Dollars" and "US$" each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

1.2

Interpretation.

(1)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(2)

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(3)

The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(4)

Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein (including this agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein);

(b)

any reference herein to any person shall be construed to include such person’s successors and permitted assigns; and

(c)

any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(5)

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Canada.

(6)

The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

ARTICLE 2
THE CREDIT FACILITY

2.1

Credit Facility.

(1)

Credit Facility.  Subject to the terms and conditions herein set forth:

(a)

the Credit Facility is to be made available by the Lender from such date as the Borrower shall have received from Baja Mining all but the last US$50 million of Baja Mining’s pro rata portion of the aggregate shareholders contribution requirement for the Boleo Project under the financing plans and budgets as approved under the Shareholders Agreement; and

(b)

the Credit Facility shall be available in US Dollars.

(2)

Availability Period.  Subject to the terms and conditions herein set forth, Advances will be made available from time to time by the Lender on such notice from the Borrower as shall be acceptable to the Lender, up to the Final Economic Completion Date.

(3)

Source of Payments.  Notwithstanding any other term of this agreement, until the Repayment Date the Obligations shall be paid and repaid only from monies (“Available Funds”) that, in accordance with the relevant provisions of the Project Debt Agreement, are at the time of payment permitted to be used by the Borrower to make distributions to shareholders. Where the Project Debt Financing has been repaid in full, Available Funds shall be calculated as if the Project Debt Agreement was still in effect with no obligations payable thereunder.

2.2

Demand.  The principal outstanding and all other Obligations under the Credit Facility will become due and payable in full on demand by the Lender as set forth in section 4.1.

2.3

Voluntary Prepayments.  Prepayments on account of the principal outstanding under the Credit Facility may be made from time to time by the Borrower from Available Funds without penalty, in each case on at least 60 days’ prior written notice.  All such prepayments shall be made on the last day of an Interest Period.

2.4

Mandatory Prepayments.  The Borrower shall, not later than ten (10) Business Days after the date of submission of each Cash Sweep Calculation Certificate (and if at such time no Event of Default has occurred and is continuing), make a mandatory repayment of the Credit Facility outstanding on each such date in a principal amount equal to eleven (11%) per cent of the Cash Sweep Calculation Amount for the Cash Sweep Calculation Period to which such Cash Sweep Calculation Certificate relates.

In this section 2.4, “Cash Sweep Calculation Amount”, “Cash Sweep Calculation Certificate” and “Cash Sweep Calculation Period” shall each have the meaning set forth in, and shall be calculated for each Cash Sweep Calculation Period in the same manner as for the purposes of, the Project Debt Agreement. After repayment in full of the Project Debt Financing, the said terms shall continue to have the meaning set forth in the Project Debt Agreement as if the Project Debt Agreement were still in force. 1

1             NTD: This language is adapted from the existing draft of the project loan agreement. It will be changed as necessary so as to ensure consistency of approach and calculation as between the various documents.

2.5

Effect of Prepayments.  Any amounts prepaid under section 2.3 or 2.4 shall in each case be accompanied by payment of all accrued and unpaid interest on the principal amount being prepaid. Any amounts so prepaid may not be re-borrowed and the commitment of the Lender hereunder shall be reduced and cancelled accordingly on a permanent basis.

2.6

Payments.  The Borrower shall make each payment to be made hereunder, not later than 5:00 p.m. (local time in the jurisdiction where the Lender’s account is maintained) in US Dollars on the day when due, in same day funds, by deposit of such funds to such account as the Lender shall stipulate. Whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

2.7

Interest on Advances.  Interest shall accrue during each Interest Period on the unpaid principal amount of any Advance at a rate of six month LIBOR (as per Reuters page LIBOR 01) at the start of such Interest Period plus, up to and including the Repayment Date, three and one-half per cent (3.5%) per annum and, after the Repayment Date or from the date of any demand made during a Bankruptcy Event, five and one-half per cent (5.5%) per annum, in each case calculated on the daily amount outstanding on the basis of a 360-day year.

During the period up to and including the Final Economic Completion Date, accrued interest on the principal amount from time to time outstanding hereunder shall on each June 30 and December 31 be added to the principal outstanding, and thereafter shall accrue interest in like manner as other principal.

During the period following the Final Economic Completion Date, accrued interest on the principal amount from time to time outstanding hereunder shall be payable semi-annually in arrears from Available Funds on each June 30 and December 31, and any amount not so paid by virtue of a shortfall in Available Funds shall be added to the principal outstanding, and thereafter shall accrue interest in like manner as other principal.

2.8

Priority.  The Credit Facility shall rank behind and be subordinated in right of payment and security to the Project Debt Financing, the CAT Financial and all other leasing obligations, all hedging obligations and the Consortium Sub-Debt (but excluding, for greater certainty, any Other Shareholder Loans, as to which the Credit Facility shall rank senior).

The Lender shall enter into such subordination and other agreements, and take such further and other action, as may reasonably be required by the Borrower, or by any holder of indebtedness referred to above, in order to evidence and confirm  the  subordinated ranking of the  Credit Facility herein contemplated (which agreements will provide for, inter alia, customary notice of default and standstill provisions applicable to subordinated shareholder debt).

In addition, the Borrower shall cause the holders of Other Shareholder Loans to enter into such subordination and other agreements, and take such further and other action, as may reasonably be required by the Lender in order to evidence and confirm the senior ranking of the Credit Facility herein contemplated (which agreements will provide for, inter alia, customary notice of default and standstill provisions applicable to subordinated shareholder debt).

2.9

Security.  As security for the payment and performance of its obligations under the Credit Facility, following the repayment of the Project Debt Financing, the CAT Financing and all other leasing obligations, all hedging obligations and the Consortium Sub-Debt (collectively, the ”Senior Debt”), the Lender shall grant security to the Borrower over its assets located in Mexico related to the Boleo Project, and shall execute and deliver to the Lender (or cause to be executed and delivered to the Lender) a charge over all present and after-acquired real and personal property of the Borrower in form and substance satisfactory to the Lender, acting reasonably.  The Lender acknowledges and agrees that no charge exists or may be registered by the Lender until all Senior Debt has been repaid.

2.10

Use of Proceeds.  Advances under the Credit Facility shall be applied to the development, construction, financing and working capital costs of the Boleo Project.

2.11

Conditions Precedent.  It will be a condition precedent to each Advance of the Credit Facility that:

(1)

the representations and warranties of the Borrower shall be true and correct;

(2)

no default of the Borrower hereunder shall have occurred and be continuing; and

(3)

the Lender shall have received all such additional documents, certificates and opinions as it may reasonably require in connection with the execution and delivery by the Borrower of this agreement and performance by the Borrower of its obligations hereunder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants (and is deemed to represent and warrant on the date of each Advance) to the Lender as set forth in this Article 3.

3.1

Existence.  The Borrower:

(a)

has been duly incorporated and is a validly existing corporation under the laws of its jurisdiction of formation; and

(b)

is duly licensed or qualified and authorized to do business in such jurisdiction and is in good standing with respect to all corporate and similar filings required under applicable law.

3.2

Capacity.  The Borrower has full corporate right, power and authority to enter into, and perform its obligations under, this agreement, and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted.

3.3

Authority.  The execution and delivery by the Borrower of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors of the Borrower.

3.4

Authorization, Governmental Approvals, etc.  All Governmental Approval required to be obtained on the part of the Borrower in connection with the execution, delivery and performance of this agreement have been obtained.

3.5

Enforceability.  This agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

ARTICLE 4
DEMAND

4.1

Demand.  The Obligations shall become due and payable in full forthwith upon written demand by the Lender following the Repayment Date or during the continuance of a Bankruptcy Event.

4.2

Effect.  Upon demand by the Lender as contemplated by section 4.1, the Lender may commence such legal action or proceedings as it may deem expedient, all without any additional notice, presentation, demand, protest, notice of dishonour, or any other action, notice of all of which the Borrower hereby expressly waives to the extent permitted by applicable law.  The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law.

4.3

Right of Set-Off. Upon demand by the Lender as contemplated by section 4.1, the Lender is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations. The rights of the Lender under this section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have.

4.4

Limitation on Exercise of Rights, Remedies and Set-Off.  Notwithstanding the foregoing, the Lender shall not, prior to the Repayment Date, be entitled to exercise any rights or remedies under section 4.2 or any right of set-off under 4.3 unless, following demand being made under section 4.1,  there are Available Funds available from which the Obligations may be repaid.  In such event, such remedies may only be exercised to the extent that Available Funds are available, but have not been paid to the Lender in satisfaction or partial satisfaction of the Obligations.

ARTICLE 5
MISCELLANEOUS

5.1

Amendments, etc.  No amendment or waiver of any provision of this agreement, nor any consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Amendments shall also require the consent of the lenders who are party to the Project Debt Agreement.

5.2

Notices, etc.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopier to the addresses or telecopier numbers specified below the signatures of the parties.

Notices sent by hand or overnight courier service shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient).

Either party may change its address or telecopier number for notices and other communications hereunder by notice to the other party.

5.3

Expenses and Indemnity.  The Borrower shall pay:

(a)

all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery and administration of this agreement or any amendments, modifications or waivers of the provisions hereof; and

(b)

all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this agreement.

5.4

Judgment Currency.

(1)

Exchange Rate.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Lender in one currency (in this section 5.4, the "Original Currency") into another currency (in this section 5.4, the "Judgment Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(2)

Obligation.  The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender hereunder shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the Borrower.

5.5

Governing Law, etc.  This Agreement is governed by and interpreted and enforced in accordance with the laws of England.

5.6

Successors and Assigns.

(1)

General.  The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(2)

Assignment by Borrower.  The Borrower may not assign any right, title, interest or liability under this agreement without the prior written consent of the Lender.

(3)

Assignment by Lender.  The Lender may not assign any right, title, interest or liability under this agreement without the prior written consent of the Borrower, which consent will not be unreasonably withheld; provided that the Lender may, without the consent of the Borrower, assign all (but not less than all) of its right, title, interest and liability under this agreement to any person that is a party to the Shareholders Agreement. Notwithstanding the foregoing, the Lender may assign any or all of its interest under this agreement during the continuance of as Bankruptcy Event without the consent of the Borrower

5.7

Counterparts.  This agreement:

(a)

may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract; and

(b)

may be delivered by facsimile, email or similar means of recorded transmission, each of which shall constitute effective delivery of this agreement by the relevant party.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MINERA y METALURGICA del BOLEO, S.A. de C.V.
Per:	/s/ John Greenslade
Authorized Signatory

KOREAN BOLEO CORPORATION, S.A. de C.V.
Per:	/s/ Jin-Kyun Han
Authorized Signatory